--------------------------------------------------------------------------------

--------------------------------------------------------------------------------








                          AGREEMENT AND PLAN OF MERGER



                          DATED AS OF OCTOBER 27, 1999



                                  BY AND AMONG



                       EXCHANGE NATIONAL BANCSHARES, INC.,

                               ENB HOLDINGS, INC.



                                       AND



                                CNS BANCORP, INC.








--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                        PAGE NO.

Introductory Statement........................................................1

ARTICLE I
      THE MERGER..............................................................1
      ----------
      Section 1.1. Structure of the Merger....................................1
      Section 1.2. Effect on Shares of CNS Common Stock.......................2
      Section 1.3. Exchange Procedures........................................3
      Section 1.4. Effect on Shares of Acquisition Sub Common Stock...........5
      Section 1.5. Stock Options..............................................5
      Section 1.6. Bank Merger................................................5
      Section 1.7. Directors and Officers of CNS at Effective Time............6
      Section 1.8. Alternative Structure......................................6
      Section 1.9. Articles of Incorporation and Bylaws of the Surviving
                   Corporation................................................6
      Section 1.10.Dissenters' Rights.........................................6

ARTICLE II
      REPRESENTATIONS AND WARRANTIES..........................................6
      Section 2.1. Disclosure Letters.........................................6
      Section 2.2. Standards..................................................7
      Section 2.3. Representations and Warranties of CNS......................7
      Section 2.4. Representations and Warranties of ENB.....................21

ARTICLE III
      CONDUCT PENDING THE MERGER.............................................28
      Section 3.1. Conduct of CNS's Business Prior to the Effective Time.....28
      Section 3.2. Forbearance by CNS........................................29
      Section 3.3. Conduct of ENB's Business Prior to the Effective Time.....32

ARTICLE IV
      COVENANTS..............................................................32
      Section 4.1. Acquisition Proposals.....................................32
      Section 4.2. Certain Policies and Actions of CNS.......................33
      Section 4.3. Access and Information....................................34
      Section 4.4. Certain Filings, Consents and Arrangements................35
      Section 4.5. Antitakeover Provisions...................................35
      Section 4.6. Additional Agreements.....................................35
      Section 4.7. Publicity.................................................35
      Section 4.8. Stockholders Meeting......................................35
      Section 4.9. Proxy Statement; Prospectus...............................36
      Section 4.10.Notification of Certain Matters...........................36
      Section 4.11.Employees, Directors and Officers.........................37
      Section 4.12.Indemnification...........................................39
      Section 4.13.Year 2000.................................................40

      Section 4.15. Affiliate Letters........................................40
      Section 4.16. Tax-Free Reorganization Treatment........................41
      Section 4.17. Acquisition Sub..........................................41

ARTICLE V
      CONDITIONS TO CONSUMMATION.............................................41
      Section 5.1. Conditions to Each Party's Obligations....................41
      Section 5.2. Conditions to the Obligations of ENB and ENB Bank.........43
      Section 5.3. Conditions to the Obligations of CNS and CNS Bank.........43

ARTICLE VI
      TERMINATION............................................................44
      Section 6.1. Termination...............................................44
      Section 6.2. Termination Fee...........................................45
      Section 6.3. Effect of Termination.....................................45

ARTICLE VII
      CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME.............................46
      Section 7.1. Effective Date and Effective Time.........................46
      Section 7.2. Deliveries at the Closing.................................46

ARTICLE VIII
      CERTAIN OTHER MATTERS..................................................46
      Section 8.1. Certain Definitions; Interpretation.......................46
      Section 8.2. Survival..................................................47
      Section 8.3. Waiver; Amendment.........................................47
      Section 8.4. Counterparts..............................................47
      Section 8.5. Governing Law.............................................47
      Section 8.6. Expenses..................................................47
      Section 8.7. Notices...................................................47
      Section 8.8. Entire Agreement; etc.....................................48
      Section 8.9. Successors and Assigns; Assignment........................48

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


            This is an AGREEMENT AND PLAN OF MERGER, dated as of the 27th day of October, 1999 ("AGREEMENT"), by and among Exchange National Bancshares, Inc., a Missouri corporation ("ENB"), ENB Holdings, Inc., a Missouri corporation ("ACQUISITION SUB") and CNS Bancorp, Inc., a Delaware corporation ("CNS").

                            INTRODUCTORY STATEMENT

            The Board of Directors of each of ENB and CNS (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of ENB and CNS, respectively, and in the best interests of their respective stockholders and (ii) has approved, at meetings of each of such Boards of Directors, this Agreement.

            The parties hereto intend that the merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("IRC"), for federal income tax purposes, and the merger shall be accounted for as a purchase.

            ENB and CNS desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

            Acquisition Sub has been organized as a wholly-owned subsidiary of Exchange to facilitate the business combination contemplated hereby.

            In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I
                                  THE MERGER
                                  ----------

            Section 1.1. Structure of the Merger. On the Effective Date, CNS
                         -----------------------
will merge with and into Acquisition Sub ("MERGER"), with Acquisition Sub being the surviving entity, pursuant to the provisions of, and with the effect provided in, the General and Business Corporation Law of Missouri ("MGBCL") and the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, the separate corporate existence of CNS shall cease. Acquisition Sub shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Missouri and its separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The name of Acquisition Sub, as the surviving corporation in the Merger, shall be ENB Holdings, Inc. From and after the Effective Time, Acquisition Sub shall possess all of the properties and rights and be subject to all of the liabilities and obligations of CNS, all as more fully described in the MGBCL and the DGCL.

            Section 1.2. Effect on Shares of CNS Common Stock.
                         ------------------------------------

            (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock, par value $.01 per share, of CNS ("CNS COMMON STOCK") that is issued and outstanding at the Effective Time, other than Excluded Shares (as defined below), shall cease to be outstanding and shall be converted into and become the right to receive (subject to adjustment as described below) $8.80 in cash (the "CASH CONSIDERATION") and
0.15 of a share (the "STOCK CONSIDERATION") of common stock, par value $1.00 per share, of ENB ("ENB COMMON STOCK"). The aggregate of the Cash Consideration and Stock Consideration payable and/or issuable pursuant to this Agreement at the Effective Time is sometimes hereinafter collectively referred to as the "MERGER CONSIDERATION." If, between the date of this Agreement and the Effective Time, the outstanding shares of ENB Common Stock shall have been changed into a different number of outstanding shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization. split, combination or exchange of shares, the Stock Consideration shall be adjusted correspondingly to the extent appropriate to reflect such change in the number of outstanding shares.

                  "EXCLUDED SHARES" shall consist of (i) shares of CNS Common Stock as to which the respective holders thereof have properly demanded appraisal rights and have not failed to perfect, have not effectively withdrawn and have not lost their rights to appraisal and payment pursuant to any applicable law providing for dissenters' or appraisal rights (the "DISSENTERS' SHARES"), (ii) shares held directly or indirectly by ENB (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and
(iii) shares held by CNS as treasury stock.

            (b) The Cash Consideration to be payable pursuant to Section 1.2(a) with respect to each share of CNS Common Stock issued and outstanding at the Effective Time, shall be decreased by the amount, if any, that the Adjusted Net Worth (as defined below) of CNS as of the last day of the month prior to the month in which the Effective Time shall occur ("VALUATION DATE") is less than $20,950,000 divided by the number of shares of CNS Common Stock issued and outstanding at the Effective Time. For the purposes of the foregoing, "ADJUSTED NET WORTH" shall mean the consolidated stockholders' equity of CNS determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"), but excluding the effect of (a) any severance pay or employee benefit which would not have been paid or accrued except for the Merger, (b) any income tax benefit which may be recorded in respect of any realized or unrealized loss on mutual fund shares held by CNS Bank on September 30, 1999, and (c) the proceeds of any stock options which may have been exercised after the date hereof. Adjusted Net Worth shall be further reduced by the amount by which CNS Bank's total allowance for loan losses as of the Valuation Date is less than $500,000.

            (c) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. In addition, no Dissenters' Shares shall be converted into the Merger Consideration pursuant to this Section 1.2 but instead shall be treated in accordance with the procedures set forth in Section 1.10 of this Agreement.

            (d) Notwithstanding any other provision hereof, no fraction of a share of ENB Common Stock and no certificates or scrip therefor will be issued in the Merger. Instead, ENB shall pay to each holder of CNS Common Stock who would otherwise be entitled to a fraction of a share of ENB Common Stock an amount in cash, rounded to the nearest whole cent, determined by multiplying such fraction by an amount equal to the then market value of ENB stock based on the most recent transaction.

            Section 1.3. Exchange Procedures.
                         -------------------

            (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than five business days thereafter, to each holder of record of CNS Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of CNS Common Stock to be converted thereby.

            (b) At and after the Effective Time, each certificate ("CNS CERTIFICATE") previously representing shares of CNS Common Stock (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration multiplied by the number of shares of CNS Common Stock previously represented by the CNS Certificate.

            (c) Prior to the Effective Time, ENB shall deposit, or shall cause to be deposited, in a segregated account with ENB Bank (as defined in Section 1.6) or another bank or trust company selected by ENB and reasonably acceptable to CNS, which shall act as exchange agent ("EXCHANGE AGENT") for the benefit of the holders of shares of CNS Common Stock, for exchange in accordance with this
Section 1.3, an amount of cash sufficient to pay the aggregate amount of Cash Consideration to be paid pursuant to Section 1.2 and the aggregate amount of cash to be paid in lieu of fractional shares, and ENB shall reserve for issuance with the Exchange Agent, its Transfer Agent and Registrar, a sufficient number of shares of ENB Common Stock to provide for payment of the Stock Consideration. At the Effective Time, ENB shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of ENB the issuance of the number of shares of ENB Common Stock issuable in the share exchange.

            (d) The Letter of Transmittal (which shall be subject to the reasonable approval of CNS and ENB) shall (i) specify that delivery shall be effected, and risk of loss and title to the CNS Certificates shall pass, only upon delivery of the CNS Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as ENB may reasonably determine and (iii) include instructions for use in effecting the surrender of the CNS Certificates in exchange for the Merger Consideration. Upon the proper surrender of the CNS Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such CNS Certificates shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of ENB Common Stock that such holder has the right to receive pursuant to Section 1.2 and (b) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 1.2 (including any cash in lieu of any fractional shares of ENB Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled pursuant to this Section 1.3). CNS Certificates so surrendered shall forthwith be canceled. As soon as practicable, but no later than 10 business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute ENB Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of ENB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of CNS Common Stock not registered in the transfer records of CNS, the Merger Consideration shall be issued to the transferee thereof if the CNS Certificates representing such CNS Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of ENB and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

            (e) From and after the Effective Time there shall be no transfers on the stock transfer records of CNS of any shares of CNS Common Stock. If, after the Effective Time, CNS Certificates are presented to ENB, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3. No dividends or other distributions declared or made after the Effective Date with respect to ENB Common Stock shall be remitted to any person entitled to receive shares of ENB Common Stock hereunder until such person surrenders his or her CNS Certificates in accordance with this Section
1.3. Upon the surrender of such person's CNS Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of ENB Common Stock represented by such person's CNS Certificates.

            (f) Any portion of the aggregate amount of cash to be paid pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this
Section 1.3 or any proceeds from any investments thereof that remain unclaimed by the stockholders of CNS for nine months after the Effective Time shall be repaid by the Exchange Agent to ENB upon the written request of ENB. After such request is made, any stockholders of CNS who have not theretofore complied with this Section 1.3 shall look only to ENB for the Merger Consideration deliverable in respect of each share of CNS Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding CNS Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of ENB (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of CNS Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (g) ENB and the Exchange Agent shall be entitled to rely upon CNS's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any CNS Certificate, ENB and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

            (h) If any CNS Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CNS Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such CNS Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed CNS Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

            Section 1.4. Effect on Shares of Acquisition Sub Common Stock. Each
                         ------------------------------------------------
share of common stock of Acquisition Sub that is issued and outstanding at the Effective Time shall continue to be an issued and outstanding share of Acquisition Sub common stock from and after the Effective Time.

            Section 1.5. Stock Options. At the Effective Time, each option to
                         -------------
acquire shares of CNS Common Stock (a "CNS OPTION") granted pursuant to the CNS Bancorp, Inc. 1997 Stock Option Plan (the "CNS OPTION PLAN") that is then outstanding and unexercised shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of (i) the number of shares of CNS Common Stock subject to such option at the Effective Time and (ii) an amount by which $9.00 plus the Cash Consideration per share exceeds the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a CNS Option is greater than the Merger Consideration, then at the Effective Time such CNS Option shall be canceled without any payment made in exchange therefor. At the Effective Time the CNS Option Plan shall be deemed terminated.

            Section 1.6.  Bank Merger. Concurrently  with  or  as soon as
                          -----------
practicable after the execution and delivery of this Agreement, The Exchange National Bank of Jefferson City ("ENB BANK"), a wholly-owned subsidiary of ENB, and City National Savings Bank, FSB ("CNS BANK"), a wholly-owned subsidiary of CNS, shall enter into the Plan of Bank Merger, in the form attached hereto as EXHIBIT A, pursuant to which the merger of CNS Bank with and into ENB Bank
---------
("BANK MERGER") will be effected. The parties hereto intend that the Bank Merger shall become effective on the Effective Date and shall take all actions necessary or appropriate to cause the Bank Merger to become effective immediately following the Effective Time.

            Section 1.7. Directors and Officers of CNS at Effective Time. At the
                         -----------------------------------------------
Effective Time, the directors and officers of Acquisition Sub shall consist of the directors and officers of Acquisition Sub serving immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.

            Section 1.8. Alternative Structure. Notwithstanding anything to the
                         ---------------------
contrary contained in this Agreement, prior to the Effective Time, ENB may specify that the structure of the transactions contemplated hereby be revised and the parties shall enter into such alternative transactions as ENB may determine to effect the purposes of this Agreement; PROVIDED, HOWEVER, that such revised structure shall not (i) adversely affect the tax effects of the Merger to the holders of CNS Common Stock or alter or change the amount or kind of the Merger Consideration or the treatment of CNS Options or the economic benefits of the transactions contemplated hereby to the holders of CNS Common Stock, (ii) diminish the benefits to be received by the directors, officers or employees of CNS or CNS Bank as set forth in or as contemplated by this Agreement, or (iii) materially impede or delay the receipt of any approval referred to in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

            Section 1.9. Articles of Incorporation and Bylaws of the Surviving
                         -----------------------------------------------------
Corporation. The Articles of Incorporation and Bylaws of Acquisition Sub in
-----------
effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the surviving corporation from and after the Effective Time until amended as provided by law.

            Section 1.10.  Dissenters' Rights.
                           ------------------

            (a) ENB shall pay for any Dissenters' Shares in accordance with applicable law providing for dissenters' or appraisal rights, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under applicable law with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters' Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 1.2(b).

            (b) CNS shall (i) give ENB prompt written notice of the receipt of any notice from a stockholder purporting to exercise any dissenters' rights,
(ii) not settle nor offer to settle any demand for payment without the prior written consent of ENB and (iii) not waive any failure to comply strictly with any procedural requirements of applicable corporate statutes.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

            Section 2.1. Disclosure Letters. Prior to the execution and delivery
                         ------------------
of this Agreement, CNS and ENB each shall have delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate); PROVIDED, that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.2 and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.2(b)).

            Section 2.2.  Standards.
                          ---------

            (a) No representation or warranty of CNS or ENB contained in Sections 2.3 or 2.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect. CNS's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken pursuant to this Agreement or in compliance with a written request of ENB.

            (b) As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means an effect which is material and adverse to the business, financial condition or results of operations of CNS or ENB, as the context may dictate, and its Subsidiaries (as defined herein) taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to both ENB and ENB Bank and CNS and CNS Bank, as the case may be, or to similarly situated financial and/or depository institutions or
(ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred.

            (c) For purposes of this Agreement, "KNOWLEDGE" shall mean, with respect to a party hereto, actual knowledge of any of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than vice president.

            Section 2.3. Representations and Warranties of CNS. Subject to
                         -------------------------------------
Sections 2.1 and 2.2, CNS represents and warrants to ENB that, except as disclosed in CNS's Disclosure Letter:

            (a)   Organization.
                  ------------

                  (i) CNS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). CNS Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly-owned Subsidiary (as defined below) of CNS. Each Subsidiary of CNS other than CNS Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of CNS and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party.

                  (ii) CNS and each of its Subsidiaries has the requisite corporate power and authority and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                  (iii) CNS's Disclosure Letter sets forth all of CNS's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which CNS owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of CNS's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. CNS owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of CNS other than CNS Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of CNS's Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by CNS or a Subsidiary of CNS free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                  (iv) The deposits of CNS Bank are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA.

            (b)   Capital Structure.
                  -----------------

                  (i) The authorized capital stock of CNS consists of 6,000,000 shares of CNS Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement (A) 1,418,286 shares of CNS Common Stock were issued and outstanding, (B) no shares of CNS preferred stock were issued and outstanding, (C) no shares of CNS Common Stock were reserved for issuance, except that 165,313 shares of CNS Common Stock were reserved for issuance pursuant to the CNS Option Plan, (D) no shares of CNS preferred stock were reserved for issuance and (E) 234,839 shares of CNS Common Stock were held by CNS in its treasury or by its Subsidiaries. The authorized capital stock of CNS Bank consists of 1,000 shares of common stock, par value $1.00 per share, and 9,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by CNS. All outstanding shares of capital stock of CNS and CNS Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares of CNS held by CNS in its treasury or by its Subsidiaries and shares of CNS Bank, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. CNS's Disclosure Letter sets forth a complete and accurate list of all outstanding options to purchase CNS Common Stock that have been granted pursuant to the CNS Option Plan, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

                  (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote of CNS are issued or outstanding.

                  (iii) As of the date of this Agreement, except for options granted pursuant to the CNS Option Plan, neither CNS nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating CNS or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of CNS or any of its Subsidiaries or obligating CNS or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of CNS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CNS or any of its Subsidiaries.

            (c)   Authority.
                  ---------

                  (i) CNS has all requisite corporate power and authority to enter into this Agreement, and, subject to approval of this Agreement by the requisite vote of CNS's stockholders and receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of this Agreement by CNS's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of CNS. This Agreement has been duly and validly executed and delivered by CNS and constitutes a valid and binding obligation of CNS, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (ii) CNS Bank has all requisite corporate power and authority to enter into the Plan of Bank Merger and, subject to approval of the Plan of Bank Merger by CNS as the sole stockholder of CNS Bank and the receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate actions on the part of CNS Bank. The Plan of Bank Merger, upon execution and delivery by CNS Bank, will be duly and validly executed and delivered by CNS Bank and will constitute a valid and binding obligation of CNS Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

            (d) Stockholder Approval; Fairness Opinion. The affirmative vote of
                --------------------------------------
a majority of the outstanding shares of CNS Common Stock entitled to vote on this Agreement is the only vote of the stockholders of CNS required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. CNS has received the written opinion of RP Financial, LC. to the effect that, as of the date hereof, the Merger Consideration to be received by CNS's stockholders is fair, from a financial point of view, to such stockholders.

            (e) No Violations; Consents. The execution, delivery and performance
                -----------------------
of this Agreement by CNS do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined in Section 2.4(d)) and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which CNS or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of CNS or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of CNS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which CNS or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject. The consummation by CNS and CNS Bank of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of CNS Common Stock entitled to vote thereon, (y) the approval of CNS as the sole stockholder of CNS Bank and (z) the consent of the Office of Thrift Supervision ("OTS"). As of the date hereof, the executive officers of CNS know of no reason pertaining to CNS why any of the approvals referred to in this Section 2.3(e) should not be obtained without the imposition of any material condition or restriction described in the last sentence of
Section 5.1(b).

            (f)   Reports and Financial Statements.
                  --------------------------------

                  (i) CNS and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (a) the FDIC, (b) the OTS, (c) the National Association of Securities Dealers, Inc. ("NASD") and (d) the Securities and Exchange Commission ("SEC") (collectively, "CNS'S REPORTS") and, to CNS's knowledge, have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of CNS's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of CNS's Reports filed with the SEC complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT") and the rules and regulations of the SEC promulgated thereunder.

                  (ii) Each of the financial statements of CNS included in CNS's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the SEC). Each of the consolidated statements of condition contained or incorporated by reference in CNS's Reports (including in each case any related notes and schedules) and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in CNS's Reports (including in each case any related notes and schedules) fairly presented (a) the financial position of the entity or entities to which it relates as of its date and (b) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end adjustments that are not material in amount or effect).

            (g) Absence of Certain Changes or Events. Except as disclosed in
                ------------------------------------
CNS's Reports filed on or prior to the date of this Agreement, since December 31, 1998, (i) CNS and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) CNS and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any Material Adverse Effect with respect to CNS and its Subsidiaries, taken as a whole, (iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by CNS or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (v) neither CNS nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (vi) there has been no change in any accounting principles, practices or methods of CNS or any of its Subsidiaries other than as required by GAAP.

            (h) Absence of Claims. No litigation, controversy, claim, action,
                -----------------
suit or other legal administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending against CNS or any of its Subsidiaries and no such litigation, controversy, claim, action, suit or proceeding has been threatened. To the knowledge of CNS, there are no investigations, reviews or inquiries by any court or governmental agency pending or threatened against CNS or any of its Subsidiaries.

            (i) Absence of Regulatory Actions. Since December 31, 1996, neither
                -----------------------------
CNS nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("GOVERNMENT REGULATORS"), or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. There is no unresolved violation, criticism or exception by any Government Regulators with respect to any report or statement relating to any examinations of CNS or any of its Subsidiaries.

            (j) Taxes. All federal, state, local and foreign tax returns
                -----
required to be filed by or on behalf of CNS or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by CNS or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on CNS's balance sheet (in accordance with GAAP). For purposes of this Section 2.3(j) and Section 2.4(i), the term "TAXES" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of CNS or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where CNS or any of its Subsidiaries do not file tax returns that CNS or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to CNS or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on CNS's balance sheet (in accordance with GAAP). CNS and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. CNS and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and CNS and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither CNS nor any of its Subsidiaries (i) has made an election under Section 341(f) of the IRC, or (ii) has issued or assumed any obligation under Section 279 of the IRC, any high yield discount obligation as described in Section 163(i) of the IRC or any registration-required obligation within the meaning of Section 163(f)(2) of the IRC that is not in registered form.

            (k)   Agreements.
                  ----------

                  (i) CNS and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-B promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in CNS's Reports. Neither CNS nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (including data processing and software programming contracts) not terminable on 60 days' or less notice, (B) agreement with any present or former director, officer or employee of CNS or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CNS or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of CNS or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (E) agreement containing covenants that limit the ability of CNS or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, CNS (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency) or (F) any lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $5,000 on an annual basis. To the knowledge of CNS, each of the agreements and other documents referenced in CNS's Disclosure Letter with respect to this Section 2.3(k)(i) is a valid, binding and enforceable obligation of the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability to general principles of equity, whether applied in a court of law or a court of equity. CNS has previously delivered to ENB true and complete copies of each agreement and other documents referenced in CNS's Disclosure Letter with respect to this Section 2.3(k)(i).

                  (ii) Neither CNS nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of CNS, no other party to any such agreement (excluding any loan or extension of credit made by CNS or any of its Subsidiaries) is in default in any respect thereunder.

                  (iii) CNS and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither CNS nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of CNS and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

            (l) Labor Matters. CNS and its Subsidiaries are in material
                -------------
compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither CNS nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is CNS or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving CNS or any of its Subsidiaries pending or threatened.

            (m) Employee Benefit Plans. CNS's Disclosure Letter contains a
                ----------------------
complete and accurate list of all written or oral pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, funds, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of CNS or any of its Subsidiaries (hereinafter collectively referred to as the "CNS EMPLOYEE PLANS"). All of the CNS Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws; with respect to the CNS Employee Plans, no event has occurred that would subject CNS or any of its Subsidiaries to a material liability under ERISA, the IRC or any other applicable law; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or
Section 4975 of the IRC upon CNS or any of its Subsidiaries; and all required contributions to the CNS Employee Plans through the date hereof have been made. Neither CNS nor any of its Subsidiaries has provided, or is required to provide, security to any CNS pension plan or to any single-employer plan of an ERISA Affiliate (as defined under Section 4001(b)(1) of ERISA or Section 414 of the
IRC) pursuant to Section 401(a)(29) of the IRC. Neither CNS, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each CNS Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "CNS QUALIFIED PLAN") has received a favorable determination letter from the Internal Revenue Service ("IRS"), and CNS and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or threatened litigation, administrative action or proceeding relating to any CNS Employee Plan. There has been no announcement or commitment by CNS or any of its Subsidiaries to create an additional CNS Employee Plan, or to amend any CNS Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such CNS Employee Plan; and, except as specifically identified in CNS's Disclosure Letter, CNS and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any CNS Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by CNS or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC), increase or secure (by way of a trust or other vehicle) any benefits payable under any CNS Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each CNS Employee Plan, CNS has supplied to ENB a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the three most recent plan years, if required to be filed, (B) such CNS Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such CNS Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such CNS Employee Plan, if the CNS Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such CNS Employee Plan is a CNS pension plan and any subsequent changes to the actuarial assumptions contained therein, and (F) the most recent determination letter issued by the IRS if such CNS Employee Plan is a CNS Qualified Plan.

            (n) Title to Assets. CNS's Disclosure Letter contains a complete and
                ---------------
accurate list of all real property owned or leased by CNS or any of its Subsidiaries, including all properties of CNS or any of its Subsidiaries classified as "Real Estate Owned" or words of similar import (the "REAL PROPERTY"). To the knowledge of CNS, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way. CNS and each of its Subsidiaries have good and marketable title to their respective properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, reflected on the consolidated financial statements of CNS as of December 31, 1998, or acquired after such date, other than such items of personal property as have been disposed of in the ordinary course of business since December 31, 1998, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits and other liens incurred in the ordinary course of business. Each lease pursuant to which CNS or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither CNS nor any of its Subsidiaries, nor any other party to any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of CNS and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by CNS to be adequate for the current business of CNS and its Subsidiaries.

            (o) Compliance with Laws. CNS and each of its Subsidiaries has all
                --------------------
permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies (each, a "GOVERNMENTAL ENTITY") that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of CNS, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of CNS have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. Neither CNS nor any of its Subsidiaries are in material violation of, is, to the knowledge of CNS, under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

            (p) Fees. Other than financial advisory services performed for CNS
                ----
by R.P. Financial, LC., neither CNS nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for CNS or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby. CNS has provided ENB with a true and correct copy of the contract between CNS and R.P. Financial, LC.

            (q) Environmental Matters. There is no suit, claim, action, demand,
                ---------------------
executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of CNS, threatened before any court, governmental agency or board or other forum against CNS or any of its Subsidiaries for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law (as defined below) or relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries. To CNS's knowledge, the properties currently owned or operated by CNS or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law. Neither CNS nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. To CNS's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by CNS or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by CNS or any of its Subsidiaries. To CNS's knowledge, during the period of CNS's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To CNS's knowledge, prior to the period of CNS's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

            "ENVIRONMENTAL LAW" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any governmental entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

            "HAZARDOUS MATERIAL" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

            (r)   Loan Portfolio; Allowance; Asset Quality.
                  ----------------------------------------

                  (i) With respect to each loan owned by CNS or its Subsidiaries in whole or in part, to CNS's knowledge (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, (B) the note and the related security documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable loan file and (C) CNS or one of its Subsidiaries is the sole holder of legal and beneficial title to each loan reflected in the consolidated financial statements of CNS except as otherwise disclosed in the applicable loan file or on the books and records of CNS and its Subsidiaries.

                  (ii) The allowance for loan losses reflected in CNS's statement of financial condition at December 31, 1998 was, and the allowance for loan losses shown on the balance sheets in CNS's Reports for periods ending after December 31, 1998 will be, in the opinion of management, adequate to provide for losses inherent in CNS's loan portfolio.

                  (iii) CNS's Disclosure Letter sets forth a true and complete listing, as of September 30, 1999, of (A) all loans, leases, advances, credit enhancements, guarantees, other extensions of credit, commitments and interest-bearing assets of CNS and its Subsidiaries (collectively, "LOANS") that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; (B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof; and (C) Loans with any director, executive officer or five percent or greater stockholder of CNS or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, including the amounts thereof. To the knowledge of CNS, neither CNS nor any of its Subsidiaries is a party to any Loan that is in violation of any law, regulation or rule of any Governmental entity. Any asset of CNS or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of CNS or any of its Subsidiaries is listed in CNS's Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; PROVIDED, HOWEVER, that "current" shall mean within the past 12 months.

            (s) Deposits. None of the deposits of CNS or any of its Subsidiaries
                --------
is a "brokered" deposit.

            (t) Anti-takeover Provisions Inapplicable. CNS and its Subsidiaries
                -------------------------------------
have taken all actions required to exempt CNS, ENB, Acquisition Sub, ENB Bank, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state

"anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

            (u) Material Interests of Certain Persons. No officer or director of
                -------------------------------------
CNS, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of CNS or any of its Subsidiaries.

            (v) Insurance. In the opinion of management, CNS and its
                ---------
Subsidiaries are presently insured, and since December 31, 1998 have been insured, for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by CNS and its Subsidiaries are in full force and effect, CNS and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

            (w)   Investment Securities; Derivatives.
                  ----------------------------------

                  (i) Except for investments in Federal Home Loan Bank ("FHLB") Stock, pledges to secure FHLB borrowings, and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of CNS at December 31, 1998, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1998, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                  (ii) Except for adjustable-rate mortgage loans and adjustable-rate advances, neither CNS nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (a) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

            (x) Indemnification. Except as provided in the certificate of
                ---------------
incorporation or bylaws of CNS and the similar governing documents of its Subsidiaries, neither CNS nor any Subsidiary is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of CNS and, to the best knowledge of CNS, there are no claims for which any such person would be entitled to indemnification under the organization
                                       19
certificate of incorporation or bylaws of CNS or the similar governing documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

            (y) Books and Records. The books and records of CNS and its
                -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

            (z) Corporate Documents. Complete and correct copies of the
                -------------------
certificate of incorporation, bylaws and similar governing documents of CNS and each of CNS's Subsidiaries, as in effect as of the date of this Agreement, have previously been delivered to ENB. The minute books of CNS and CNS Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of CNS's other Subsidiaries constitutes a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

            (aa) Year 2000 Matters. CNS and its Subsidiaries have completed a
                 -----------------
review of their computer systems to identify systems that could be affected by the "Year 2000" issue and reasonably believe they have identified all such Year 2000 problems. CNS's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to the computer systems of CNS and its Subsidiaries and to complete testing of those changes by December 31, 1999 (the "YEAR 2000 PLAN"), a true and complete copy of which has been provided to ENB. Between the date of this Agreement and the Effective Time, CNS shall use commercially practicable efforts to implement and/or continue to undertake its Year 2000 Plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on CNS and its Subsidiaries, taken as a whole.

            (bb) Registration Statement. The information regarding CNS and its
                 ----------------------
Subsidiaries to be supplied by CNS for inclusion in the Registration Statement on Form S-4 to be filed by ENB with the SEC under the Securities Act of 1933, as amended ("SECURITIES ACT") for the purpose of registering the shares of ENB Common Stock to be issued to CNS's shareholders in the Merger (including the proxy statement and prospectus constituting a part thereof) (as amended or supplemented from time to time, the "REGISTRATION STATEMENT"), will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (cc) Community Reinvestment Act Compliance. CNS Bank is in material
                 -------------------------------------
compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and CNS Bank currently has a CRA rating of satisfactory or better. To CNS's knowledge, there is no fact or circumstance or set of facts or circumstances that would cause CNS Bank to fail to comply with such provisions or cause the CRA rating of CNS Bank to fall below satisfactory.

            (dd) Undisclosed Liabilities. As of the date hereof, CNS and its
                 -----------------------
Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of CNS as of June 30, 1999, (ii) liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on CNS and its Subsidiaries, taken as a whole, and
(iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with a proposed sale or merger of CNS.

            Section 2.4. Representations and Warranties of ENB. Subject to
                         -------------------------------------
Sections 2.1 and 2.2, ENB represents and warrants to CNS that:

            (a)   Organization.
                  ------------

                  (i) ENB is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is registered as a bank holding company under the Bank Holding Company Act, as amended ("BCHA"). ENB Bank is a bank duly organized, validly existing and in good standing under the laws of the United States of America and is a Subsidiary of ENB. Each Subsidiary of ENB other than ENB Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of ENB and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (ii) Acquisition Sub is a corporation, duly organized, validly existing and in good standing under the laws of Missouri, all of the outstanding capital stock of which is, or will be prior to the Effective Time, owned directly or indirectly by ENB free and clear of any lien, charge or other encumbrance. From and after its incorporation, Acquisition Sub has not and will not engage in any activities other than in connection with or as contemplated by this Agreement. Acquisition Sub has, or will have prior to the Effective Time, all corporate power and authority to consummate the transactions contemplated hereunder and carry out all of its obligations with respect to such transactions. The consummation of the transactions contemplated hereby has been, or will have been prior to the Closing, duly and validly authorized by all necessary corporate action in respect thereof on the part of Acquisition Sub.

                  (iii) ENB and each of its Subsidiaries has the requisite corporate power and authority and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                  (iv) All of the shares of capital stock of ENB Bank and Union State Bank and Trust of Clinton are fully paid, nonassessable and not subject to any preemptive rights and (except for directors' qualifying shares) are owned, directly or indirectly, by ENB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                  (v) The deposits of ENB Bank and Union State Bank and Trust of Clinton are insured by the Bank Insurance Fund of the FDIC to the extent provided in the FDIA.

            (b)   Capital Structure.
                  -----------------

                  (i) The authorized capital stock of ENB consists of 1,500,000 shares of ENB Common Stock. As of the date of this Agreement (A) 1,077,723 shares of ENB Common Stock were issued and outstanding, (B) no shares of ENB Common Stock were reserved for issuance, and (C) no shares of ENB Common Stock were held by ENB in its treasury or by its Subsidiaries. All outstanding shares of ENB Common Stock are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

                  (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote of ENB are issued or outstanding.

                  (iii) As of the date of this Agreement, neither ENB nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating ENB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of ENB or of any of its Subsidiaries (other than subscriptions to purchase ENB stock for $60 per share) or obligating ENB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of ENB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of ENB or any of its Subsidiaries.

            (c)   Authority.
                  ---------

                  (i) ENB has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ENB. This Agreement has been duly and validly executed and delivered by ENB and constitutes a valid and binding obligation of ENB, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (ii) ENB Bank has all requisite corporate power and authority to enter into the Plan of Bank Merger and, subject to approval of the Plan of Bank Merger by the stockholders of ENB Bank and the receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Plan of

Bank Merger and, subject to the approval of the stockholders of ENB Bank, the consummation of the transactions contemplated thereby, have been duly authorized by the Board of Directors of ENB Bank. The Plan of Bank Merger, upon execution and delivery by ENB Bank, will be duly and validly executed and delivered by ENB Bank and will constitute a valid and binding obligation of ENB Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

            (d) Stockholder Approval. No approval of this Agreement by the
                --------------------
stockholders of ENB is required for the consummation of the Merger and the related transactions contemplated hereby.

            (e) No Violations; Consents. The execution, delivery and performance
                -----------------------
of this Agreement by ENB do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which ENB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the articles of incorporation or bylaws of ENB or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of ENB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which ENB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject. The consummation by ENB and ENB Bank of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, or instrument, other than (w) the approval of ENB as the sole shareholder of Acquisition Sub, (x) the approval of the shareholders of ENB Bank, (y) the approval of the Board of Governors of the Federal Reserve System ("FRB") under the BHCA, the approval of the Comptroller of the Currency of the Bank Merger and of the payment by ENB Bank of a dividend sufficient to fund the payment of the Cash Consideration (collectively, the "REQUISITE REGULATORY APPROVALS"), and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of ENB know of no reason pertaining to ENB why any of the approvals referred to in this Section 2.4(d) should not be obtained without the imposition of any material condition or restriction described in the last sentence of Section 5.1(b).

            (f)   Reports and Financial Statements.
                  --------------------------------

                  (i) ENB and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (a) the FDIC, (b) the FRB, (c) the Missouri Division of Finance, (d) the Comptroller of the Currency, (e) the NASD, and (f) the SEC (collectively, "ENB'S REPORTS") and, to ENB's knowledge, have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of ENB's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of ENB's Reports filed with the SEC complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

                  (ii) Each of the financial statements of ENB included in ENB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the SEC). Each of the consolidated statements of condition contained or incorporated by reference in ENB's Reports (including in each case any related notes and schedules) and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in ENB's Reports (including in each case any related notes and schedules) fairly presented (a) the financial position of the entity or entities to which it relates as of its date and (b) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

            (g) Absence of Certain Changes or Events. Except as disclosed in
                ------------------------------------
ENB's Reports filed on or prior to the date of this Agreement, since December 31, 1998, no event has occurred or circumstances arisen which has had or might reasonably be expected to have a Material Adverse Effect with respect to ENB and its Subsidiaries, taken as a whole.

            (h) Absence of Claims. No litigation, proceeding, controversy,
                -----------------
claim, action or suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending or has been threatened against ENB or any of its Subsidiaries that would reasonably be expected to prevent or adversely affect or which seeks to prohibit the consummation of the transactions contemplated by this Agreement or which would have a Material Adverse Effect with respect to ENB and its Subsidiaries taken as a whole.

            (i) Absence of Regulatory Actions. Neither ENB nor any of its
                -----------------------------
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any

Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, nor has it been advised by any Governmental Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

            (j) Taxes. All federal, state, local and foreign tax returns
                -----
required to be filed by or on behalf of ENB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by ENB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on ENB's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of ENB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where ENB or any of its Subsidiaries do not file tax returns that ENB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to ENB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on ENB's balance sheet (in accordance with GAAP). ENB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. ENB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and ENB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither ENB nor any of its Subsidiaries (i) has made an election under Section 341(f) of the IRC, or (ii) has issued or assumed any obligation under Section 279 of the IRC, any high yield discount obligation as described in Section 163(i) of the IRC or any registration-required obligation within the meaning of Section 163(f)(2) of the IRC that is not in registered form.

            (k) Agreements. (i) Except for arrangements made in the ordinary
                ----------
course of business, ENB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-B) to be performed after the date hereof that has not been filed with or incorporated by reference in ENB's Reports.

                  (ii) Neither ENB nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of ENB, no other party to any such agreement (excluding any loan or extension of credit made by ENB or any of its Subsidiaries) is in default in any respect thereunder.

                  (iii) ENB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither ENB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of ENB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

            (l) ENB Common Stock. The shares of ENB Common Stock to be issued
                ----------------
pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

            (m) Labor Matters. ENB and its Subsidiaries are in material
                -------------
compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither ENB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is ENB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving ENB or any of its Subsidiaries pending or threatened.

            (n) Compliance with Laws. ENB and each of its Subsidiaries has all
                --------------------
permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of ENB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of ENB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. Neither ENB nor any of its Subsidiaries are in material violation of, is, to the knowledge of ENB, under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

            (o) Environmental Matters. There is no suit, claim, action, demand,
                ---------------------
executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of ENB, threatened before any court, governmental agency or board or other forum against ENB or any of its Subsidiaries for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries. To ENB's knowledge, the properties currently owned or operated by ENB or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law. Neither ENB nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. To ENB's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by ENB or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by ENB or any of its Subsidiaries. To ENB's knowledge, during the period of ENB's or any of its Subsidiaries ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To ENB's knowledge, prior to the period of ENB's or any of its Subsidiaries ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

            (p) Year 2000 Matters. ENB has completed a review of its computer
                -----------------
systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all Year 2000 problems. ENB's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by December 31, 1999. Between the date of this Agreement and the Effective Time, ENB shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues have not had and are not reasonably expected to have a Material Adverse Effect on ENB and its subsidiaries, taken as a whole, and are not reasonably expected to prevent or adversely affect the ability of ENB to obtain the Requisite Regulatory Approvals.

            (q) Registration Statement. The information regarding ENB and its
                ----------------------
Subsidiaries to be supplied by ENB for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (r) Community Reinvestment Act Compliance. ENB's depository
                -------------------------------------
institution Subsidiaries are each in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and each currently has a CRA rating of satisfactory or better. To ENB's knowledge, there is no fact or circumstance or set of facts or circumstances that would cause any of its depository institution Subsidiaries to fail to comply with such provisions or cause the CRA rating of any such institution to fall below satisfactory.

            (s) Availability of Funds. Upon payment of a dividend or dividends
                ---------------------
prior to the Effective Time from one or more Subsidiaries of ENB aggregating an amount equal to the Cash Consideration, ENB will have sufficient funds available to carry out its obligations under this Agreement. Such Subsidiaries have capital and access to funds sufficient to pay such dividends.

            (t) Undisclosed Liabilities. As of the date hereof, ENB and its
                -----------------------
Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of ENB as of June 30, 1999, (ii) liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had. and would not reasonably be expected to have, a Material Adverse Effect on ENB and its Subsidiaries, taken as a whole.

            (u) Pending Subscription Offering. ENB will conduct its proposed
                -----------------------------
subscription offering in compliance with all applicable federal and state securities laws, including all registration or qualification requirements under such laws, and the offering documents used in connection with the proposed subscription offering will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE III
                           CONDUCT PENDING THE MERGER

            Section 3.1. Conduct of CNS's Business Prior to the Effective Time.
                         -----------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, CNS shall, and shall cause its Subsidiaries to, use its best efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of CNS or ENB to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of CNS, CNS Bank, ENB or ENB Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on CNS or CNS Bank, (vi) continue to implement its Year 2000 Plan in accordance with its terms, (vii) maintain insurance in such amounts and against such risks and losses as are customary for companies engaged in a similar business, (viii) confer on a regular and frequent basis with one or more representatives of ENB to discuss, subject to applicable law, material operational matters and the general status of the ongoing operations of CNS and its Subsidiaries, (ix) promptly notify ENB of any material change in its business, properties, assets, condition (financial or otherwise) or results of operations, and (x) promptly provide ENB with copies of all filings made by CNS or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

           Section 3.2. Forbearance by CNS. Without limiting the covenants set
                        ------------------
forth in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, CNS shall not, and shall not permit any of its Subsidiaries to, without the prior consent of ENB:

            (a) unless required by applicable law or regulation or regulatory directive, change any provisions of the certificate of incorporation or bylaws of CNS or the similar governing documents of its Subsidiaries;

            (b) issue, deliver or sell any shares of its capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock or change the terms of any of its outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of CNS except pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, or split, combine, reclassify or adjust any shares of its capital stock or otherwise change its capitalization;

            (c) make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, provided, however, that CNS may pay normal quarterly cash dividends of not more than $0.09 per share of CNS Common Stock (except that CNS shall not declare or pay any cash dividend with respect to any quarter in which the Effective Time is anticipated to occur if the record date for ENB's normal cash dividend for such quarter is scheduled to occur after the Effective Time). Subject to applicable regulatory restrictions, if any, CNS Bank may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by CNS permitted hereunder;

            (d) other than in the ordinary course of business consistent with past practice, (i) sell, transfer, assign, mortgage, encumber or otherwise dispose of any of its material properties, leases, assets or other rights or agreements to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of CNS or (ii) cancel, release or assign any indebtedness of any such individual, corporation or other entity;

            (e) except to the extent required by law or as specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for non-executive officer employees in the ordinary course of business consistent with past practice; pay any pension or retirement allowance not required by any existing plan or agreement to any employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any CNS Employee Plan (as defined in Section 2.3(m)) with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; grant or award any stock options; make any discretionary contribution to any CNS Employee Plan; hire any employee with an annual total compensation payment in excess of $30,000; or enter into any employment contract or other agreement or arrangement with any director, officer or other employee;

            (f) except as contemplated by Section 4.2, change its method of accounting as in effect at September 30, 1999, except as required by changes in GAAP as concurred in by CNS's independent auditors;

            (g) settle any claim, action or proceeding involving any liability of CNS or any of its Subsidiaries for money damages in excess of $25,000 or impose material restrictions upon the operations of CNS or any of its Subsidiaries;

            (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to CNS, except in satisfaction of debts previously contracted;

            (i) except pursuant to commitments existing at the date hereof which have previously been disclosed to ENB, other than in the ordinary course consistent with past practice, make any real estate loans secured by undeveloped land or real estate located outside the State of Missouri (other than real estate secured by one-to-four family homes) or make any construction loans (other than construction loans secured by one-to-four family homes) outside the State of Missouri;

            (j) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

            (k) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $25,000 and other than investments for CNS's portfolio made in accordance with Section 3.2(l), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

            (l) make any investment in any debt security, including mortgage-backed and mortgage-related securities (other than U.S. government and U.S. government agency securities with final maturities not greater than five years, mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS or securities of the FHLB, in each case that are purchased in the ordinary course of business consistent with past practice), or materially restructure or change its investment securities portfolio, through purchases, sales or otherwise;

            (m) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by Section 3.2(n);

            (n) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) in conformity with existing lending practices in amounts not to exceed an aggregate of $300,000 with respect to any individual borrower or (B) loans or advances as to which CNS has a binding obligation to make such loan or advances as of the date hereof;

            (o) incur any additional borrowings other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of CNS or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder;

            (p) make any capital expenditures in excess of $15,000 per expenditure other than pursuant to binding commitments existing on the date hereof disclosed in the CNS Disclosure Schedule and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

            (q) organize, capitalize, lend to or otherwise invest in any Subsidiary;

            (r) elect to any senior executive office any person who is not a member of the senior executive officer team of CNS as of the date of this Agreement or elect to the Board of Directors of CNS any person who is not a member of the Board of Directors of CNS as of the date of this Agreement;

            (s) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

            (t)   enter into any new line of business;

            (u) take or omit to take any action that is intended or may reasonably be expected to result in any of CNS's representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or which would make any of such representations and warranties untrue or incorrect in any material respect if made anew after taking such action;

            (v) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

            (w) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or officer of CNS or any of its Subsidiaries, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan; or

            (x) agree or make any commitment to take any action that is prohibited by this Section 3.2.

            In the event that ENB does not respond in writing to CNS within five business days of receipt by ENB of a written request for CNS to engage in any of the actions for which ENB's prior written consent is required pursuant to this
Section 3.2, ENB shall be deemed to have consented to such action. Any request by CNS or response thereto by ENB shall be made in accordance with the notice provisions of Section 8.7, shall note that it is a request pursuant to this
Section 3.2 and shall state that a failure to respond within five business days shall constitute consent.

            Section  3.3.Conduct of ENB's Business Prior to the Effective  Time.
------------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, ENB shall, and shall cause its Subsidiaries to, use its best efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties. leases, employees and advantageous business relationships; (iii) take no action which would materially adversely affect or delay the ability of CNS or ENB to perform their respective covenants and agreements on a timely basis under this Agreement and
(iv) take no action which would adversely affect or delay the ability of CNS, ENB, CNS Bank or ENB Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.


                                   ARTICLE IV
                                   COVENANTS
                                   ---------

            Section  4.1.Acquisition  Proposals.  From and after the date hereof
                         ----------------------
until the termination of this Agreement, neither CNS or CNS Bank, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by CNS or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action; PROVIDED, HOWEVER, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of CNS from (i) furnishing information to, or entering into discussions or negotiations with any, person or entity that makes an unsolicited written, bona fide proposal to acquire CNS pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of CNS receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to CNS's stockholders, (B) the Board of Directors of CNS, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of CNS to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "SUPERIOR PROPOSAL") and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, CNS (x) provides reasonable notice to ENB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; or (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of CNS, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of CNS to comply with its fiduciary duties to stockholders under applicable law. CNS shall notify ENB orally and in writing of any Acquisition Proposal (including, without limitation, the terms and conditions of any such Acquisition Proposal and the identity of the person making such Acquisition Proposal) as promptly as practicable (but, in any event, no later than 24 hours) after the receipt thereof and shall keep ENB informed of the status and details of any such Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any of the following (other than the transactions contemplated hereunder) involving CNS or any of its
Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of CNS or CNS Bank, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of CNS or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            Section 4.2.Certain Policies and Actions of CNS.
                        ----------------------------------

            (a) CNS shall cause CNS Bank to sell all mutual fund shares which it owns as soon as practicable after the date of this Agreement.

            (b) At the request of ENB, CNS shall cause CNS Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from ENB that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of ENB Bank; PROVIDED, HOWEVER, that CNS shall not be required to take such action more than 30 days prior to the Effective Date; and PROVIDED, FURTHER, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. Notwithstanding the foregoing except to the extent provided in Section 1.2(b), CNS Bank shall not be required to increase its levels of reserves pursuant to this Section 4.2(b) until after the Merger Consideration has been calculated in accordance with Section 1.2.

            (c) CNS's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of Section 4.2(b). ENB agrees to hold harmless, indemnify and defend CNS and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with Section 4.2(b).

            Section 4.3.Access and Information. Upon reasonable notice, CNS
                        ----------------------
shall (and shall cause its Subsidiaries to) afford ENB and its representatives (including, without limitation, directors, officers and employees of ENB and its affiliates and counsel, accountants and other professionals retained by
ENB) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to CNS and its Subsidiaries as ENB may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. CNS shall provide ENB with true and complete copies of all financial and other information relating to the business or operations of CNS and its Subsidiaries that is provided to directors of CNS and CNS Bank in connection with meetings of their Board of Directors of committees thereof. In furtherance, and not in limitation of the foregoing, CNS shall make available to ENB all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger. ENB will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, ENB will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 4.3 unless such
information (i) was already known to ENB or an affiliate of ENB, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to ENB or an affiliate of ENB from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of CNS or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same.

            Section 4.4.Certain Filings, Consents and Arrangements. ENB shall as
                        ------------------------------------------
soon as practicable and in cooperation with CNS (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of Governmental Entities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby, including approvals needed for the payment of any special dividends required to fund the Cash Consideration. ENB and CNS each shall provide the other and its counsel with an opportunity to review all filings, applications and notices prior to their being submitted to any governmental authority and shall provide the other with copies of all filings, applications and notices submitted to any governmental authority.

            Section 4.5. Antitakeover Provisions. CNS and its Subsidiaries shall
                        ------------------------
take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt ENB, Acquisition Sub, ENB Bank, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in CNS's or its Subsidiaries' organization certificates and bylaws and the provisions of any federal or state antitakeover laws.

            Section 4.6. Additional Agreements. Subject to the terms and
                         ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Merger and the Bank Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

            Section 4.7.Publicity. CNS and ENB shall consult with each other in
                        ---------
issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

            Section 4.8.Stockholders Meeting. CNS shall take all action
                        --------------------
necessary, in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a meeting of its stockholders ("STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement, the Merger and the other transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel, the Board of Directors of CNS shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use its best reasonable efforts to solicit such approvals. CNS may employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger.

            Section 4.9. Proxy Statement; Prospectus.
                         ---------------------------

      (a) For the purposes (i) of registering the shares of ENB Common Stock to be offered to holders of CNS Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (ii) of holding the CNS Stockholders Meeting, ENB and CNS shall jointly prepare a combined proxy statement and prospectus satisfying all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by CNS to the CNS stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "PROXY STATEMENT-PROSPECTUS"). ENB shall prepare and file the Registration Statement, in which the Proxy Statement-Prospectus will be included, with the SEC. Each of ENB and CNS shall use their best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CNS shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. ENB shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and CNS shall furnish all information concerning CNS and the holders of CNS Common Stock as may be reasonably requested in connection with any such action.

            (b) ENB shall notify CNS promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CNS promptly copies of all correspondence between ENB or any representative of ENB and the SEC. ENB shall give CNS and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of ENB and CNS agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of CNS Common Stock entitled to vote at the CNS Stockholders Meeting referred to in Section
4.8 hereof at the earliest practicable time.

            (c) CNS and ENB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CNS shall cooperate with ENB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus which corrects such misstatement or omission, and ENB shall file an amended Registration Statement with the SEC, and CNS shall mail an amended Proxy Statement-Prospectus to CNS's stockholders.

            Section 4.10 Notification of Certain Matters. Each party shall give
                         -------------------------------
prompt notice to the other of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect with respect to such party and its Subsidiaries taken as a whole. Each of CNS and ENB shall give prompt notice to the other party of any (i) notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement and (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time or to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects.

            Section 4.11 Employees, Directors and Officers.
                         ---------------------------------

            (a) All persons who are employees of CNS Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of ENB Bank; PROVIDED, HOWEVER, that in no event shall any of CNS's employees be officers of ENB Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of ENB Bank. All of the Continuing Employees shall be employed at the will of ENB Bank and no contractual right to employment shall inure to such employees because of this Agreement. ENB will use its best efforts to retain all of the employees of CNS Bank, subject to the qualifications of such employees and the needs of ENB Bank.

            (b) Except as otherwise provided in paragraph (d) of this Section 4.11, appropriate steps shall be taken to terminate all CNS Employee Plans as of the Effective Time or as promptly as practical thereafter. Immediately following the Effective Time, each Continuing Employee shall be eligible to participate in ENB's benefit plans on the same basis as a new employee of ENB or ENB Bank (it being understood that inclusion of Continuing Employees in

ENB's benefit plans may occur at different times with respect to different plans). Service with CNS or CNS Bank shall be treated as service with ENB Bank for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitation with respect to any ENB or ENB Bank "welfare benefit plan", as defined in Section 3(1) of ERISA, but not with respect to any pension, profit sharing or any other employee benefit plan unless the Continuing Employee remains in the service of ENB for at least one year immediately following the Effective Time. Each Continuing Employee shall receive credit for service with CNS or CNS Bank for purposes of computing vacation pay benefits.

            (c) ENB agrees to honor the existing employment agreement with CNS's chief executive officer, including the change in control provisions of such agreement, CNS's Executive Deferred Compensation Plan, and CNS's Management Recognition and Development Plan. Payments under such agreement and plans may be made by CNS immediately prior to the Effective Time if so agreed to by ENB, or on such other schedule as may be mutually agreed upon by the individual employee and ENB. ENB also agrees to honor the deferred fee arrangement with Director Richard E. Caplinger.

            (d) At or immediately prior to the Effective Time, the CNS Employee Stock Ownership Plan ("ESOP") shall be terminated on such terms and conditions as CNS shall determine. As soon as administratively practicable after the Effective Time, any loan between CNS and the ESOP shall be repaid in full from the Cash Consideration received for unallocated shares of CNS Common Stock held by the ESOP (or, if such amount is insufficient to repay the loan, through the sale of a sufficient number of shares of ENB Common Stock) upon the conversion pursuant to the Merger of such shares of CNS Common Stock held by the ESOP. Any remaining Cash Consideration or ENB Common Stock received for such unallocated shares after such repayment shall be allocated as investment earnings of the ESOP to the ESOP accounts of those CNS or CNS Bank employees who are ESOP participants and beneficiaries (the "ESOP PARTICIPANTS") in accordance with the terms of the ESOP as amended with respect to such termination and as in effect on the Effective Time. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP determined as of the Effective Time. As soon as practicable after the receipt of a favorable determination letter from the IRS as to the tax qualified status of the ESOP upon its termination under Section 401(a) and 4975(e) of the IRC, distributions of the benefits under the ESOP shall be made to the ESOP Participants in accordance with the provisions of the ESOP. To the extent that ENB Common Stock is not "readily tradeable on an established securities market" within the meaning of Section 409(h) of the IRC, ENB shall honor the provisions of the ESOP relating to the put option provided by Section 409(h) and will comply with the independent appraisal requirements of Section 401(a)(28)(C) of the IRC.

            (e) CNS shall use its best efforts to obtain from each holder of an CNS Option and to deliver to ENB at or before the Closing (as defined in Section 7.1) an agreement to the cancellation of such holder's CNS Options in exchange for a cash payment as described in Section 1.5.

            (f) Any employee of CNS or any CNS Subsidiary (i) whose employment with ENB or any ENB Subsidiary is terminated by ENB or (ii) who voluntarily terminates employment in circumstances where, without the employee's consent, there has occurred (x) a material reduction in the employee's level of compensation and benefits as in effect immediately prior to the Effective Time,
(y) a material change in the employee's functions, duties or responsibilities which would cause the employee's position to be one of lesser responsibility, importance or scope than immediately prior to the Effective Time or (z) a change in location of the location of the employee's job or office immediately prior to the Effective Time by more than 25 miles, at the Effective Time and for a one
(1) year period thereafter and shall be entitled to receive (a) a lump-sum severance benefit in an amount equal to one weeks' pay for each year of employment with CNS or any CNS Subsidiary, (with partial years of service included in the calculation on a pro-rated basis), up to a maximum of eight weeks' pay, and (b) continuation of health benefits, on the same terms and conditions applicable to ENB's active employees, for the same number of weeks factored into the calculation of severance payments, up to a maximum of eight weeks, and thereafter COBRA benefits for an additional period of time determined as though the employee terminated employment upon expiration of the period covered by said continued health benefits.

            Section 4.12 Indemnification.
                         ---------------

            (a) From and after the Effective Time through the sixth anniversary of the Effective Date, ENB (and any successor) agrees to indemnify and hold harmless each present and former director and officer of CNS and its Subsidiaries and each officer or employee of CNS and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at CNS's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been permitted to be indemnified as a director, officer or employee of CNS and its Subsidiaries and under the DGCL (as in effect on the Effective Date).

            (b) Any Indemnified Party wishing to claim indemnification under
Section 4.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify ENB thereof, but the failure to so notify shall not relieve ENB of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice ENB. In the event of any such claim, action, suit, proceeding or investigation: (i) ENB shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and ENB shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if ENB does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between ENB and the Indemnified Party (and counsel for ENB does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and ENB shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; PROVIDED, HOWEVER, that ENB shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) ENB shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

            (c) ENB shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.12 to the fullest extent permitted by law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

            (d) ENB shall maintain CNS's existing directors and officers' insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by CNS's existing policy, including ENB's existing policy if its meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Date.

            (e) In the event ENB or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ENB assume the obligations set forth in this Section 4.12.

            (f) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

            Section 4.13 Year 2000. From the date hereof  until the  Effective
                         ---------
Time, with respect to all computer systems of CNS and its Subsidiaries, CNS hereby covenants and agrees (a) to use its best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (b) that CNS and CNS Bank will each take all actions necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by their respective examining agencies.

            Section 4.14 Stock Listing. ENB shall file an application for
                         -------------
listing the ENB Common  Stock on the Nasdaq  Stock Market and shall use its best efforts to cause the ENB Common Stock to be listed on the Nasdaq Stock Market as of the Effective Time of the Merger,
provided, that if such listing would require action to be taken at a shareholders meeting of ENB, ENB shall use its best efforts to cause the ENB Common Stock to be listed on the Nasdaq Stock Market within 20 days after ENB's 2000 annual meeting of shareholders, which will be held not later than May 15, 2000.
            Section 4.15 Affiliate Letters. CNS has delivered to ENB a letter
                         -----------------
identifying all persons who, to the knowledge of CNS, may be deemed to be "affiliates" of CNS under Rule 145 of the Securities Act of 1933, including, without limitation, all directors and executive officers of CNS. Prior to or concurrently herewith, CNS has delivered executed letter agreements, each substantially in the form attached hereto as EXHIBIT B, executed by each director of CNS agreeing (a) to comply with Rule 145 and, in the case of persons who are directors of CNS, (b) to be present in person or by proxy and vote in favor of the Merger at any meeting of CNS's stockholders called for the purpose of considering and approving the Merger and this Agreement, to the extent that such person is entitled to vote thereat. CNS agrees to obtain letter agreements to the same effect from all other persons identified as affiliates of CNS within three weeks after the date hereof.

            Section 4.16 Tax-Free Reorganization Treatment. Prior to the
                         ---------------------------------
Effective Time, neither ENB nor CNS shall intentionally take, fail to take, or cause to be taken or not taken, or cause or permit any of their respective Subsidiaries to take, fail to take, or cause to be taken or not taken, any action within its control that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the IRC. Subsequent to the Effective Time, ENB shall not take any action within its control that would disqualify the Merger as a reorganization under the IRC.

            Section 4.17 Acquisition Sub. Prior to the Effective Time, ENB will
                         ---------------
take any and all necessary action to cause (i) Acquisition Sub to become a direct wholly-owned subsidiary of ENB and (ii) the directors and stockholder or stockholders of Acquisition Sub to approve the transactions contemplated by this Agreement.

            Section 4.18 Subscription Offering. CNS shall cooperate with ENB in
                         ---------------------
providing information and public documents respecting CNS reasonably requested by ENB for inclusion in ENB's offering circular in connection with its subscription offering, which information and documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                          CONDITIONS TO CONSUMMATION
                          --------------------------

            Section 5.1. Conditions to Each Party's Obligations. The respective
                         --------------------------------------
obligations of each party to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

            (a) This Agreement shall have been approved by the requisite vote of CNS's stockholders in accordance with applicable laws and regulations.

            (b) The Requisite Regulatory Approvals, the consent of the OTS and any other required waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on CNS and its Subsidiaries taken as a whole or (ii) on ENB and its Subsidiaries taken as a whole. No such approval or consent shall have imposed any condition or requirement that would so materially and adversely impact the economic or business benefits to ENB or CNS of the transactions contemplated hereby that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

            (c) No party hereto shall be subject to any order, decree, ruling or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement.

            (d) No statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

            (e) The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

            (f) ENB shall have received the letter agreement referred to in
Section 4.15 from each affiliate of CNS.

            (g) No litigation, claim, action, suit or other legal administrative proceeding challenging the Merger or the Bank Merger shall be pending against any party hereto or any of its Subsidiaries, directors or officers, which in the opinion of counsel for ENB is likely to result in the incurring of damages and defense costs not covered by insurance by ENB or any of its Subsidiaries or by any person or persons whom ENB would be required to indemnify in an aggregate amount exceeding $350,000.

            (h) ENB and CNS each shall have received an opinion of Stinson, Mag & Fizzell, P.C., counsel to ENB, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to ENB and CNS, respectively, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

            (i) No gain or loss will be recognized by ENB, ENB Bank, CNS or CNS Bank as a result of the Merger;

            (ii) Except to the extent of any Cash Consideration, no gain or loss will be recognized by the stockholders of CNS who exchange their CNS Common Stock for ENB Common Stock pursuant to the Merger;

            (iii) The tax basis of ENB Common Stock received by stockholders who exchange their CNS Common Stock for ENB Common Stock in the Merger will be the same as the tax basis of CNS Common Stock surrendered pursuant to the Merger reduced by the Cash Consideration and any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

            (iv) The holding period of ENB Common Stock received by each stockholder in the Merger will include the holding period of CNS Common Stock exchanged therefor, provided that such stockholder held such CNS Common Stock as a capital asset on the Effective Date.

            Such opinion may be based on, in addition to the review of such matters of fact and law as Stinson, Mag & Fizzell, P.C. considers appropriate,
(x) representations made at the request of Stinson, Mag & Fizzell, P.C. by ENB, ENB Bank, CNS, CNS Bank, or any combination of such persons and (y) certificates provided at the request of Stinson, Mag & Fizzell, P.C. by officers of ENB, ENB Bank, CNS, CNS Bank and other appropriate persons.

            Section 5.2. Conditions to the Obligations of ENB and ENB Bank. The
                         -------------------------------------------------
obligations of ENB and ENB Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions:

            (a) Each of the obligations of CNS and CNS Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of CNS and CNS Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and ENB shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of CNS.

            (b) On the Closing Date, Dissenters' Shares shall not constitute more than 10% of the outstanding shares of CNS Common Stock.

            (c) ENB shall have received the opinion of counsel to CNS and CNS Bank with respect to those matters set forth on EXHIBIT C hereto in form and
                                                ------- -
substance reasonably satisfactory to ENB.

            Section 5.3. Conditions to the Obligations of CNS and CNS Bank. The
                         -------------------------------------------------
obligations of CNS and CNS Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions:

            (a) Each of the obligations of ENB and ENB Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of ENB and ENB Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and CNS shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of ENB.

            (b) ENB shall have provided to the Exchange Agent sufficient cash and shares of ENB Common Stock to issue and pay the aggregate Merger Consideration and CNS shall have received a certificate from the Exchange Agent to such effect.

            (c) CNS shall have received the opinion of counsel to ENB and ENB Bank with respect to those matters set forth on EXHIBIT D hereto in form and
                                                ------- -
substance reasonably satisfactory to CNS.


                                  ARTICLE VI
                                  TERMINATION
                                  -----------

            Section 6.1. Termination. This Agreement may be terminated, and the
                         -----------
Merger abandoned, at or prior to the Effective Date, either before or after any requisite stockholder approval:

            (a) by the mutual consent of ENB and CNS in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

            (b) by ENB or CNS, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the stockholders of CNS to approve the Agreement at the Stockholder Meeting; PROVIDED, HOWEVER, that CNS shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 4.8; or

            (c) by ENB or CNS, by written notice to the other party, if either
(i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied or
(ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

            (d) by ENB or CNS, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by August 31, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

            (e) by ENB or CNS (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) subject to Section 2.2(a), any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

            (f) by CNS, if the Board of Directors of CNS reasonably determines by vote of a majority of the members of its entire Board that a proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CNS Common Stock then outstanding or all or substantially all of the assets of CNS constitutes a Superior Proposal and that such proposal must be accepted in order to comply with the Board of Directors' fiduciary duties to stockholders under applicable law; provided, however, that prior to any such termination, CNS shall use its reasonable efforts to negotiate in good faith with ENB to make such adjustments in the terms and conditions of this Agreement a would enable CNS to proceed with the transactions contemplated herein.

            Section 6.2. Termination Fee.
                         ---------------

            (a) In the event that (a) CNS terminates this Agreement pursuant to
Section 6.1(f) or (b) ENB or CNS terminates this Agreement pursuant to Section 6.1(b) after it has been publicly announced prior to the Stockholders Meeting that a person (other than ENB) has made or disclosed an intention to make a proposal to engage in a merger, consolidation, share exchange or other similar transaction with CNS or CNS Bank and within 12 months after the termination of this Agreement CNS or CNS Bank enters into an agreement with any person to effect a merger, consolidation, share exchange or other similar transaction, then CNS shall, within 10 business days following written demand by ENB, pay to ENB an amount equal to $1,000,000.

            (b) In the event that the Merger is not consummated as a result of the failure of ENB to satisfy the conditions set forth in Section 5.1(b) due to concerns expressed by governmental authorities with respect to ENB's financial condition, management, compliance with applicable law and regulations or pending acquisition transactions with parties other than CNS and its Subsidiaries (and this Agreement is not otherwise terminable by ENB or CNS upon grounds not directly related to such failure), or the failure by any ENB subsidiary to obtain approval for the payment of any dividend required to fund the Cash Consideration, then ENB shall, within 10 business days following written demand by CNS pay to CNS an amount equal to $250,000.

            Section 6.3. Effect of Termination. In the event of termination of
                         ---------------------
this Agreement by either ENB or CNS prior to the consummation of the Merger as provided in Section 6.1, this Agreement shall forthwith become void and have no effect except (i) the obligations of the parties under Sections 4.3 (with respect to confidentiality and the return of information), 6.2 and 8.6 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.


                                  ARTICLE VII
                  Closing, Effective Date and Effective Time
                  ------------------------------------------

            Section 7.1. Effective Date and Effective Time. The closing of the
                         ---------------------------------
transactions contemplated hereby ("CLOSING") shall take place at the offices of Stinson, Mag & Fizzell, P.C., 1201 Walnut Street, Suite 2800, Kansas City, Missouri, unless another place is agreed to by ENB and CNS, on a date designated by ENB ("CLOSING DATE") that is no later than 14 days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, Acquisition Sub and CNS shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such Certificate of Merger. The date of such filing or such later effective date as specified in the Certificate of Merger is herein referred to as the "EFFECTIVE DATE." The "EFFECTIVE TIME" of the Merger shall be as set forth in the Certificate of Merger.

            Section 7.2. Deliveries at the Closing. Subject to the provisions of
                         -------------------------
Articles V and VI, on the Closing Date there shall be delivered to ENB and CNS the documents and instruments required to be delivered under Article V.

                                 ARTICLE VIII
                             CERTAIN OTHER MATTERS
                             ---------------------

            Section 8.1. Certain Definitions; Interpretation.  As used in this
                         -----------------------------------
Agreement, the following terms shall have the meanings indicated:

            "MATERIAL" means material to ENB or CNS (as the case may be) and its respective Subsidiaries, taken as a whole.

            "PERSON" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

            When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

            Section 8.2. Survival. Only those agreements and covenants of the
                         --------
parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 4.3, 4.11 and 4.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

            Section 8.3. Waiver; Amendment. Prior to the Effective Time, any
                         -----------------
provision of this Agreement may be (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of CNS, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of CNS Common Stock or contravene any provision of the DGCL, the MGBCL or the federal banking laws, rules and regulations.

            Section 8.4.Counterparts. This Agreement may be executed in
                        ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

            Section 8.5. Governing Law. This Agreement shall be governed by, and
                         -------------
interpreted in accordance with, the laws of the State of Missouri, without regard to conflicts of laws principles.

            Section 8.6. Expenses. Each party hereto will bear all expenses
                         --------
incurred by it in connection with this Agreement and the transactions contemplated hereby, it being understood that the cost of printing the Proxy Statement-Prospectus included in ENB's registration statement shall be solely that of ENB.

            Section 8.7. Notices. All notices, requests, acknowledgments and
                         -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

            If to CNS, to:

                        CNS Bancorp, Inc.
                        427 Monroe Street
                        Jefferson City, Missouri  65101
                        Facsimile:  (573) 636-3191
                        Attention: Robert E. Chiles
                        President and Chief Executive Officer

            With copies to:

                        Paul M. Aguggia, Esq.
                        Muldoon, Murphy & Faucette LLP
                        5101 Wisconsin Avenue, N.W.
                        Washington, D.C.  20016
                        Facsimile:  (202) 966-9409

            If to ENB, to:

                        Exchange National Bancshares, Inc.
                        132 High Street
                        Post Office Box 688
                        Jefferson City, Missouri  65101
                        Facsimile:  (573) 761-6129
                        Attention:Donald L. Campbell, Chairman

            With copies to:

                        James W. Allen, Esq.
                        Stinson, Mag & Fizzell, P.C.
                        1201 Walnut Street, Suite 2800
                        Kansas City, Missouri  64106
                        Facsimile:  (816) 691-3495

            Section 8.8.Entire Agreement; etc. This Agreement, together with the
                        ---------------------
Plan of Bank Merger and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections 4.11 and 4.12, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 8.9. Successors and Assigns; Assignment.  This Agreement
                         ----------------------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

            IN WITNESS WHEREOf, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                  EXCHANGE NATIONAL BANCSHARES, INC.



                                  By:  /s/ Donald L. Campbell
                                       --------------------------------------
                                       Donald L. Campbell
                                       Chairman of the Board


                                  CNS Bancorp, Inc.


                                  By:  /s/ Robert E. Chiles
                                       --------------------------------------
                                       Robert E. Chiles
                                       President and Chief Executive Officer


                                  ENB Holdings, Inc.


                                  By:  /s/ Donald L. Campbell
                                       ---------------------------------------
                                       Donald L. Campbell
                                       President